EXHIBIT 10.1

FOURTH AMENDMENT
TO
EMPLOYMENT AGREEMENT

     This Fourth Amendment (the “Amendment”) is made as of this 1st day of March, 2012, between CalAmp Corp. (the “Company”) and Richard Gold (“Executive”).

RECITALS:

     A. The Company and Executive are parties to that certain Employment Agreement dated as of March 4, 2008 and amended most recently as of May 27, 2011 (the “Employment Agreement”) pursuant to which Executive is employed by the Company.

     B. The Company and Executive desire to amend the terms of the Employment Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows, in each case, effective as of March 1, 2012:

1.	Sections 1(d), 1(e) and 1(f) are hereby deleted in their entirety.

2.	The first sentence of Section 2(a) is hereby deleted in its entirety and replaced with the following:

“Executive shall receive for services to be rendered hereunder a salary at the rate of Twelve Thousand Five Hundred Dollars ($12,500) per month payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company’s salaried employees (the “Base Salary”).”

3.	Section 4 is hereby modified by the addition of the following as the 2nd sentence of such section:

“To the extent that the vesting dates of Executive’s stock awards are not otherwise accelerated pursuant to the provisions of Section 6(d)(iii) herein, Executive’s stock awards granted in 2009 and 2010 that were originally scheduled to vest on various dates after calendar year 2012 are hereby modified to change the vesting date to July 31, 2012.”

4.	The last two sentences of Section 6(d)(i) are hereby deleted in their entirety and replaced with the following sentence:

“In such event, the Company shall pay the accrued portion of any salary and vacation earned, less standard withholdings for tax and social security purposes.”

5.	Section 6(d)(ii) is hereby deleted in its entirety and replaced with the following:

“(ii) Notwithstanding any of the provisions of this Agreement, and unless this agreement is terminated earlier pursuant to any other provisions of this Section 6, Executive’s Termination Date will be July 31, 2012, in which case such termination will be deemed to constitute termination without Cause.”

6.	The first sentence of Section 6(e) is hereby deleted in its entirety and replaced with the following:

“If, within the 12-month period following a Change of Control (as defined below), the Company terminates Executive's employment for other than Cause or disability or Executive terminates his employment for Good Reason (as defined below), then (i) Executive's then unvested equity awards granted under the Company's stock incentive plans after the Executive became an employee of the Company shall become fully vested and (ii) the Company shall pay Executive: (A) severance in an amount equal to 12 months of his Base Salary, less standard withholdings for tax and social security purposes, payable over such 12 month term in monthly pro rata payments commencing as of the Termination Date; and (B) the accrued portion of any vacation earned, less standard withholdings for tax and social security purposes.”

7.	Section 6(h) is hereby deleted in its entirety.

     IN WITNESS WHEREOF, the parties above have executed this Amendment as of the day and year first written above.

EXECUTIVE:	COMPANY:

/s/ Richard Gold	/s/ Frank Perna
Richard Gold	By:	Frank Perna
	Title:	Chairman of the Board,
CalAmp Corp.